Exhibit 99

News Release

FOR IMMEDIATE RELEASE

Memry Corp. Announces Additions To The

Company’s Board Of Directors. Dr. Edwin Snape

Elected Chairman.

Bethel, CT, February 20, 2004 – Memry Corporation (AMEX: MRY) announced today the election of Dr. Edwin Snape as chairman of the company’s board of directors. Dr. Snape is a principal of New England Partners, a Boston-based venture capital firm that has made strategic investments in Memry Corp. Additionally, Robert Belcher, senior vice president, chief financial officer and corporate secretary of Memry Corp., and Michel de Beaumont, co-founder and director of American Equities Overseas (UK) Ltd., a private securities brokerage and corporate finance firm, were elected as directors to the company’s board.

James G. Binch, chief executive officer of Memry Corporation, said, “Consistent with evolving practice for U.S. corporations, and as already established in Europe, the separation of the roles of chief executive officer and board chairman are intended to reinforce Memry’s dedication to maintaining best practice standards in corporate governance. Ed brings a wealth of senior leadership experience to our board, and in this new role we expect to tap even further into this reservoir of knowledge while also providing better overall direction to important board functions. Memry’s continued commitment in providing transparency for our shareholders will be reflective in the active involvement of the talented and experienced members of the expanded board.

“I am delighted with the two new additions to our board, Bob Belcher and Michel de Beaumont. Bob’s contributions to the greatly enhanced fiscal and financial strengths of our company are clearly evident. Michel de Beaumont brings an extensive knowledge of Memry Corporation for more than fifteen years, during which time he raised significant amounts of equity capital for the firm from important European investors. His steadfast support of the company and extensive experience in bringing increased shareholder value to other U.S. listed entities will be a valuable addition to our board.”

Dr. Edwin Snape, a principal of Boston-based venture capital firm New England Partners, has served on Memry’s board since 2002. Prior to joining New England Partners, he served as managing general partner of The Vista Group, chairman of Orien Ventures, a private equity firm with Pacific Rim affiliations and as a director of the Cygnus Funds, two U.K.-based private equity firms focused on European investments. He also has served on the boards of numerous successful technology and middle market companies including Emulex Corporation, The Liposome Company and Hilex Poly. He has pioneered a number of technological innovations, authored numerous technical papers on advanced material and holds several patents in his field. Snape holds B.S. and Ph.D. degrees from the University of Leeds, England.

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Memry Corp.

Robert Belcher joined Memry in July 1999 as vice president, chief financial officer and corporate secretary. Prior to joining Memry he served as chief financial officer for Eatwell Enterprises, as well as managing director of Associated Asset Management Inc. Belcher was CFO for Anderson Group Inc. from 1996 through 1998 and earlier was a principal of Booz, Allen & Hamilton in New York. Previously Belcher served as executive vice president of Trinity Capital Corporation, a privately held merchant banking business based in Stamford, CT. Belcher received his B.A. and M.A. in economics from Vanderbilt University and his M.B.A. with high distinction from the Harvard Business School.

Michel de Beaumont is a director of American Equities Overseas (UK) Ltd., a private securities brokerage and corporate finance firm that he co-founded in 1981. Previously he was vice president of American Securities Corporation, responsible for continental European clients, developing fund management, brokerage and corporate finance. He served as vice president of institutional sales for Smith Barney Harris Upman as the European coordinator responsible for marketing new research ideas to European clients. Earlier positions included vice president of marketing and corporate finance in the institutional sales department for Oppenheimer & Co., and financial analyst responsible for France and French-speaking Switzerland dealing with institutional clients for investment banker Dominick & Dominick. De Beaumont holds a degree in Business Administration from the University of Paris and a degree in Advanced Mathematics, Physics and Chemistry from the Universities of Poiters and Paris.

An investment profile on Memry may be found at www.hawkassociates.com/memry/profile.htm

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

For more information, contact Memry Senior Vice President for Finance and Administration and CFO Robert P. Belcher at (203) 739-1100. E-mail: Robert_Belcher@memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: www.hawkassociates.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.